UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT PURSUANT TO
SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 31, 2020

WESTWATER RESOURCES, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-33404	75-2212772
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

6950 S. Potomac Street, Suite 300 Centennial, Colorado	80112
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (303) 531-0516

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock, $0.001 par value	WWR	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b–2 of this chapter).

Emerging growth company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Item 1.01Entry into a Material Definitive Agreement.

On December 31, 2020, Westwater Resources, Inc. (“Westwater”), its wholly owned subsidiary URI Neutron Holdings II, Inc. (“Neutron Holdings”), and enCore Energy Corp. (“enCore”) entered into a securities purchase agreement (the “Purchase Agreement”) pursuant to which Westwater and Neutron Holdings agreed to sell their subsidiaries engaged in the uranium business in Texas and New Mexico (the “Uranium Subsidiaries”) to enCore on the terms and subject to the conditions in the Purchase Agreement (the “Transaction”). The Transaction closed December 31, 2020.

At the closing of the Transaction, enCore delivered $742,642 in cash and issued $1,795,000 worth of its common shares to Westwater, valued at the volume weighted average price of enCore’s common shares for the ten trading days ending on and including December 30, 2020, and Westwater and Neutron Holdings transferred all of the equity interests in the Uranium Subsidiaries to enCore along with a copy of a database relating to the Grants Mineral Belt located in New Mexico. In addition, enCore delivered to Westwater a 2% net smelter return royalty on production from the uranium properties held by Uranco, Inc. in New Mexico at the time of the closing, and a 2.5% net profits interest on the profits from operations of Neutron Energy, Inc.’s Juan Tafoya and Cebolleta Projects. Pursuant to the terms of the Purchase Agreement, enCore has also agreed to replace the indemnification obligations of Westwater for certain reclamation surety bonds held in the name of URI, Inc., and Westwater will assign and transfer to enCore all rights to cash collateral held to secure such indemnity obligations.

Also at the closing Westwater delivered $333,120.08 in cash to enCore, which amount will be delivered in escrow to the lender under the loan made to URI, Inc. in May 2020 pursuant to the Small Business Administration Paycheck Protection Program (the “PPP Loan”) under the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”). The escrowed amount will be released to Westwater upon, and subject to, forgiveness of the PPP Loan under the terms of the CARES Act. In the event that all or a portion of the PPP Loan is ineligible for forgiveness, the lender will retain the escrowed amount up to the amount of the unforgiven portion of the PPP Loan, plus interest. No assurance is provided that URI, Inc. will obtain forgiveness of the PPP Loan in whole or in part.

The Purchase Agreement contains customary representations, warranties, covenants and indemnification provisions. The closing of the Transaction was subject to various closing conditions, including, without limitation, the accuracy of the representations and warranties and certain customary and required governmental and stock exchange approvals.

The foregoing description of the terms and conditions of the Purchase Agreement is not complete and is qualified in its entirety by the full text of the Purchase Agreement, which is filed herewith as Exhibit 2.1 and incorporated into this Item 1.01 by reference.

The Purchase Agreement contains customary representations and warranties, covenants, conditions to closing and indemnification provisions that the parties made to, and solely for the benefit of, each other in the context of all of the terms and conditions of such agreement and in the context of the specific relationship between the parties. The provisions of the Purchase Agreement, including the representations and warranties contained therein, are not for the benefit of any party other than the parties to such agreement or parties expressly permitted to rely on such provisions and are not intended for investors and the public to obtain factual information about the current state of affairs of the parties thereto. Rather, investors and the public should look to other disclosures contained in Westwater’s filings with the Securities and Exchange Commission.

Item 2.01Completion of Acquisition or Disposition of Assets.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.01.

Item 9.01Financial Statements and Exhibits.

(d)Exhibits.

Exhibit No.	Description
2.1	Securities Purchase Agreement, dated December 31, 2020, by and among enCore Energy Corp., Westwater Resources, Inc. and URI Neutron Holdings II, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 31, 2020

WESTWATER RESOURCES, INC.

By:      /s/ Jeffrey L. Vigil

Name:Jeffrey L. Vigil

Title:Vice President–Finance and Chief Financial Officer